Exhibit 10.3

April 28, 2022

[NAME]

[ADDRESS]

Dear [NAME]:

In exchange for your commitments to Tyme Technologies, Inc. (the “Company”) and your anticipated future contributions, the Company is pleased to offer you the following retention benefits:

1. Subject to the terms below, upon the closing of a Transaction (as defined below) on or before March 31, 2023 (the “End Date”), the Company shall pay you a bonus (the “Retention Bonus”) equal to your target bonus for the fiscal year ending March 31, 2023. The Company shall pay the Retention Bonus, less applicable deductions, and withholdings, within 20 days after the closing of the Transaction (the “Closing”). In the event that the Closing does not occur prior to the End Date, this offer will terminate and be of no further effect.

2. The Company shall pay the Retention Bonus only if (a) you are employed by the Company on the date of the Closing or (b) your employment terminates prior to the Closing as a result of the Company’s termination of your employment without Cause or your termination of employment for Good Reason, as such terms are defined in your [INSERT APPROPRIATE DATE] employment letter agreement (your “Employment Agreement”). Should your employment terminate for any other reason prior to the Closing, you will not be entitled to the Retention Bonus.

3. For purposes of this letter, a Transaction shall be defined as (a) a transaction resulting in a Change of Control (as defined in the Company’s 2015 Equity Incentive Plan), or (b) unless otherwise determined by the board of directors of the Company, another material transaction resulting from the Company’s strategic evaluation process announced on March 29, 2022.

4. This letter does not guarantee or imply any right to continued employment for any period, and it does not change the terms of your Employment Agreement (other than to provide the Retention Bonus opportunity described herein). The Company and you acknowledge that your employment is and shall continue to be “at-will,” as defined under applicable law. You further acknowledge and agree that the corporate milestones established for the fiscal year ending March 31, 2023, are preliminary and may change in connection with a Transaction. You also acknowledge that in the event you remain with the company following a Transaction that any future bonus will be at the discretion of the move forward company.

5. This letter contains the entire understanding between you and the Company with respect to your eligibility for the Retention Bonus and related terms, and it supersedes all prior discussions and understandings between you and the Company regarding the Retention Bonus. The terms described above may not be amended except by written document signed by you and an authorized executive of the Company. This letter may not be assigned by you. The Company may assign this letter in its discretion, including in connection with a merger or sale of equity or assets.

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If you have any questions, please do not hesitate to contact me directly. If you are in agreement with these terms, please execute and return this letter to me.

Sincerely,

Richie Cunningham

I hereby acknowledge and agree to the terms of this letter.

______________________________/________
[EMPLOYEE] / Date